PROSPECTUS

1,500,000 Shares

MFRI, INC.

Common Stock

This prospectus relates to the offer and sale from time to time of 1,500,000 shares of common stock of MFRI, Inc., a Delaware corporation (the “Company”), par value $0.01 per share (“Common Shares”) by the Company.

The Common Shares are listed on the NASDAQ Global Market under the symbol “MFRI”.

Investing in our securities involves risk. Before buying our securities, you should read and consider the risk factors included in our periodic reports and in other information that we file with the Securities and Exchange Commission. See “Special Note Regarding Forward-Looking Statements.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 4, 2007.

No dealer, salesperson or other individual has been authorized to give any information or to make any representations not contained or incorporated by reference in this prospectus in connection with the offering covered by this prospectus. If given or made, such information or representations must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the Common Shares, in any jurisdiction where, or to any person to whom, it is unlawful to make any such offer or solicitation. Neither the delivery of this prospectus nor any offer or sale made hereunder shall, under any circumstances, create an implication that there has not been any change in the facts set forth in this prospectus or in our affairs since the date hereof.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Information contained in or incorporated by reference into this prospectus and any accompanying prospectus supplement contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”). We intend the forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in that section. These forward-looking statements relate to, without limitation, our anticipated future economic performance, our plans and objectives for future operations and projections of revenue and other financial items, which can be identified by the use of forward-looking words such as “may,” “will,” “should,” “expect,” “anticipate,” “estimate” or “continue” or the negative thereof or other variations thereon or comparable terms. The cautionary statements under the caption “Risk Factors” contained in our Annual Report on Form 10-K for the year ended January 31, 2006, which is incorporated herein by reference, and other similar statements contained in this prospectus or any accompanying prospectus supplement identify important factors with respect to forward-looking statements, including certain risks and uncertainties, that could cause actual results to differ materially from those in such forward-looking statements.

AVAILABLE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, in accordance therewith, we are required to file reports, proxy statements and other information with the Securities and Exchange Commission (the “Commission”). You may read and copy these reports, proxy statements and other information at the Public Reference Room of the Commission, 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of the reports, proxy and information statements and other information regarding issuers that file electronically with the Commission by accessing the Commission's World Wide Web site at http://www.sec.gov. You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We have filed the documents listed below with the Commission under the Exchange Act and these documents are incorporated into this prospectus by reference:

a.	Annual Report on Form 10-K for the year ended January 31, 2006.
b.	Quarterly Reports on Form 10-Q for the periods ended April 30, 2006, July 31, 2006, and October 31, 2006.
c.	Current Reports on Form 8-K filed on April 20, 2006, June 30, 2006, September 21, 2006, October 18, 2006, and November 6, 2006.
d.	Description of our common shares contained in the registration statement of our predecessor on Form 8-A filed on March 13, 1990.

All documents filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering of all Common Shares under this prospectus will also be deemed to be incorporated by reference in this prospectus and to be a part hereof from the date of filing those documents.

Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference herein will be modified or superseded by inconsistent statements in any document we file in the future that will be deemed incorporated by reference herein, including any prospectus supplement that supplements this prospectus. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus or any accompanying prospectus supplement. Subject to the foregoing, all information appearing in this prospectus and each accompanying prospectus supplement is qualified in its entirety by the information appearing in the documents incorporated by reference.

We will provide, without charge, copies of all documents that are incorporated herein by reference (not including the exhibits to such information, unless such exhibits are specifically incorporated by reference in such information) to each person, including any beneficial owner, to whom this prospectus is delivered upon written or oral request. Requests should be directed to MFRI, Inc., 7720 Lehigh Avenue, Niles, Illinois 60714, Attention: Michael D. Bennett (telephone number: (847) 966-1000.)

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Unless otherwise indicated, when used herein, the terms "we, "us," and “our” refer to MFRI, Inc., a Delaware corporation, and its subsidiaries.

THE COMPANY

MFRI, Inc., (“MFRI”), the (“Company” or the “Registrant”) is engaged in the manufacture and sale of products in three distinct business segments: filtration products, piping systems and industrial process cooling equipment. As used herein, unless the context otherwise requires, the term “Company” includes MFRI and its subsidiaries, Midwesco Filter Resources, Inc., Perma-Pipe, Inc., Thermal Care Inc., and their respective predecessors and subsidiaries.

The Filtration Products business segment manufactures and sells a wide variety of filter elements for air filtration and particulate collection systems. Air filtration systems are used in many industries in the United States and abroad to limit particulate emissions to comply with environmental regulations. The Filtration Products business segment markets air filtration-related products and accessories, and provides maintenance services, consisting primarily of dust collector inspection, filter cleaning and filter replacement.

The Piping Systems business segment engineers, designs, manufactures and sells specialty piping systems and leak detection and location systems. This segment’s specialty piping systems include (i) industrial and secondary containment piping systems for transporting chemicals, waste streams and petroleum liquids, (ii) insulated and jacketed district heating and cooking piping systems for efficient energy distribution to multiple locations from central energy plants, and (iii) oil and gas gathering flow lines and long lines for oil and mineral transportation. The Piping Systems business segment’s leak detection and location systems are sold as part of many of its piping systems products and on a stand-alone basis, to monitor areas where fluid intrusion may contaminate the environment, endanger personal safety, cause a fire hazard, impair essential services or damage equipment or property.

The Industrial Process Cooling Equipment business segment engineers, designs, manufactures and sells industrial process cooling equipment, including liquid chillers, mold temperature controllers, cooling towers, plan circulating systems, and related accessories for use in industrial process applications.

Our executive offices are located at 7720 Lehigh Avenue, Niles, Illinois, and our telephone number is (847) 966-1000.

USE OF PROCEEDS

Unless we otherwise specify in the applicable prospectus supplement, the net proceeds received from the sale of the securities offered by this prospectus and any prospectus supplement will be used for general corporate purposes. General corporate purposes may include the repayment of debt, financing of possible acquisitions, business expansion and working capital.

PLAN OF DISTRIBUTION

We may sell the shares of Common Stock offered hereby to one or more underwriters for public offering and sale by them or may sell such shares to investors directly or through agents. Any underwriter or agent involved in the offer and sale of such shares will be named in the applicable prospectus supplement.

Underwriters may offer and sell such shares at a fixed price or prices, which may be changed, at prices related to the prevailing market prices at the time of sale or at negotiated prices. We may, from time to time, authorize underwriters acting as our agents to offer and sell such shares upon the terms and conditions as are set forth in the applicable prospectus supplement. In connection with the sale of such shares, underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of such shares for whom they may act as agent. Underwriters may sell such shares to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

Any underwriting compensation paid by us to underwriters or agents in connection with the offering of the shares of Common Stock offered hereby will be set forth in the applicable prospectus supplement. The prospectus supplement may further state that such underwriters may allow discounts, concessions or commissions to participating dealers. Underwriters,

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dealers and agents participating in the distribution of such shares may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of such shares may be deemed underwriting discounts and commissions, under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements entered into with us, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act.

EXPERTS

The consolidated financial statements and schedule of the Company for the years ended January 31, 2006 and 2005 appearing in the Company’s Annual Report on Form 10-K for the year ended January 31, 2006 have been audited by Grant Thornton LLP, an independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such financial statements and schedule have been incorporated herein by reference, in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements and related financial statement schedule for the year ended January 31, 2004, incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended January 31, 2006, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

LEGAL MATTERS

The legality of the Common Shares offered by the Company has been passed upon for us by the law firm of DLA Piper US LLP, Chicago, Illinois. DLA Piper US LLP attorneys who are participating in the representation of the Company in this offering own an aggregate of 3,100 Common Shares.

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1,500,000 Shares
MFRI, INC.
Common Stock

PROSPECTUS

__________, 2007